Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Richard P. Cleys

 VP and CFO

 ScanSource, Inc.

 864 286-4358

SCANSOURCE REPORTS RECORD FOURTH QUARTER

AND YEAR END SALES RESULTS

* Fourth quarter sales increase 14% to $524.3 million;

Fiscal year 2007 sales increase 19% to $1.99 billion

GREENVILLE, SC — August 23, 2007—ScanSource, Inc. (Nasdaq:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced complete financial results for its fourth quarter and fiscal year ended June 30, 2007.

QE 6/30/07 capsule:

Net sales	$524.3 million
Net income	$11.3 million
Diluted EPS	$0.43 per share

“The fourth quarter record sales results were led by our AIDC/point of sale units in North America, Europe and Latin America,” said Mike Baur, CEO of ScanSource. “In addition, the ScanSource Security sales unit had excellent growth as the investments in training, education, and marketing are beginning to result in market share gains. Our T2 Supply sales unit finished its first year under ScanSource ownership and delivered another quarter of excellent results.”

ScanSource Reports Record Fourth Quarter and Year End Sales Results

For the quarter ended June 30, 2007, net sales increased 14% to $524.3 million compared to $461.1 million for the quarter ended June 30, 2006. Quarterly operating income increased 9% to $20.7 million from $18.9 million for the comparable quarter in 2006. Our effective tax rate for the fourth quarter of fiscal 2007 was 39% compared to 29% for the prior year. The fourth quarter fiscal 2006 tax rate was favorably impacted by foreign tax net operating loss benefits. Net income decreased 12% to $11.3 million for the quarter ended June 30, 2007 versus $12.9 million for the quarter ended June 30, 2006. Diluted earnings per share decreased 12% to $0.43 per share compared to $0.49 in the prior year quarter. When adjusted to exclude legal and accounting costs of third party providers relating to our Special Committee’s review of the Company’s stock option grant practices, net income for the June 2007 quarter decreased 2% versus the prior year quarter.

For the year ended June 30, 2007, net sales increased 19% to $1.99 billion compared to $1.67 billion for the prior year. Fiscal year operating income increased 19% to $75.3 million from $63.3 million for the prior year ended June 30, 2006. The effective tax rate for the year was 37.8% compared to 35.0% for the prior year. The tax rate for the fiscal 2006 year was favorably impacted by the fourth quarter recognition of foreign tax operating loss benefits. Net income increased 7% to $42.6 million compared to $39.8 million the prior year. Diluted earnings per share increased 7% to $1.63 compared to $1.53 in the prior year. When adjusted to exclude legal and accounting costs of third party providers relating to our Special Committee’s review of the Company’s stock option grant practices, net income for the year increased 22%.

ScanSource Reports Record Fourth Quarter and Year End Sales Results

Forecast for Next Quarter

The Company announced its revenue forecast for the first quarter of fiscal 2008. ScanSource expects net revenues for the September 2007 quarter could range from $525 million to $545 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s amended annual report on Form 10K/A for the year ended June 30, 2006 filed with, and the Company’s annual report on Form 10K for the year ended June 30, 2007 to be filed with, the Securities and Exchange Commission.

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephone products); and ScanSource Security Distribution (electronic security products).

ScanSource Reports Record Fourth Quarter and Year End Sales Results

The Company serves the North America marketplace and has an international segment, which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company ranks #956 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Reports Record Fourth Quarter and Year End Sales Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2007 (unaudited)	June 30, 2006*
Assets
Current Assets
Cash and cash equivalents	$1,864	$3,831
Trade & notes receivable, net	349,961	300,240
Other receivables	6,755	4,558
Inventories	272,012	244,005
Prepaid expenses and other assets	10,444	2,293
Deferred income taxes	12,102	15,709

Total current assets	653,138	570,636

Property and equipment, net	26,781	27,098
Goodwill	29,361	14,404
Other assets, including identifiable intangible assets	29,168	5,359

Total assets	$738,448	$617,497

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$200	$229
Short-term borrowings	3,490	—
Trade accounts payable	256,883	271,519
Accrued expenses and other liabilities	39,610	36,717

Total current liabilities	300,183	308,465

Long-term debt	17,216	4,398
Borrowings under revolving credit facility	90,314	27,558
Other long-term liabilities	5,475	2,757

Total liabilities	413,188	343,178

Minority interest	516	910

Shareholders’ Equity
Common stock	83,653	76,915
Retained earnings	234,502	191,876
Accumulated other comprehensive income	6,589	4,618

Total shareholders’ equity	324,744	273,409

Total liabilities and shareholders’ equity	$738,448	$617,497

*	Derived from audited financial statements at June 30, 2006.

ScanSource Reports Record Fourth Quarter and Year End Sales Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share data)

	Quarter ended June 30,		Fiscal year ended June 30,
	2007	2006	2007	2006
Net sales	$524,286	$461,144	$1,986,927	$1,665,600
Cost of goods sold	469,266	416,215	1,776,255	1,497,248

Gross profit	55,020	44,929	210,672	168,352

Selling, general and administrative expenses	34,325	25,991	135,339	105,042

Operating income	20,695	18,938	75,333	63,310
Other expense (income):
Interest expense	2,226	589	7,689	2,187
Interest income	(356)	(20)	(885)	(567)
Other (income) expense	275	217	(144)	57

Other expense (income), net	2,145	786	6,660	1,677

Income before income taxes and minority interest	18,550	18,152	68,673	61,633
Provision for income taxes	7,243	5,196	25,987	21,592

Income before minority interest	11,307	12,956	42,686	40,041
Minority interest in income of consolidated subsidiaries, net of income taxes	5	100	60	225

Net income	$11,302	$12,856	$42,626	$39,816

Per share data:
Net income per common share, basic	$0.44	$0.50	$1.65	$1.56

Weighted-average shares outstanding, basic	25,843	25,680	25,773	25,491

Net income per common share, assuming dilution	$0.43	$0.49	$1.63	$1.53

Weighted-average shares outstanding, assuming dilution	26,258	26,163	26,213	26,034

ScanSource Reports Record Fourth Quarter and Year End Sales Results

SCANSOURCE, INC. AND SUBSIDIARIES

RECONCILIATION OF NON GAAP INCOME (UNAUDITED)

(In thousands, except per share data)

	Quarter ended June 30, 2007			Fiscal year ended June 30, 2007
	GAAP	Special Committee Costs	Non-GAAP	GAAP	Special Committee Costs	Non-GAAP
Net sales	$524,286	$—	$524,286	$1,986,927	$—	$1,986,927
Cost of goods sold	469,266	—	469,266	1,776,255	—	1,776,255

Gross profit	55,020	—	55,020	210,672	—	210,672

Selling, general and administrative expenses	34,325	(2,000)	32,325	135,339	(9,900)	125,439

Operating income	20,695	2,000	22,695	75,333	9,900	85,233
Other expense (income):
Interest expense	2,226	—	2,226	7,689	—	7,689
Interest income	(356)	—	(356)	(885)	—	(885)
Other (income) expense	275	—	275	(144)	—	(144)

Other expense (income), net	2,145	—	2,145	6,660	—	6,660

Income before income taxes and minority interest	18,550	2,000	20,550	68,673	9,900	78,573
Provision for income taxes	7,243	760	8,003	25,987	3,762	29,749

Income before minority interest	11,307	1,240	12,547	42,686	6,138	48,824
Minority interest in income of consolidated subsidiaries, net of income taxes	5	—	5	60	—	60

Net income	$11,302	$1,240	$12,542	$42,626	$6,138	$48,764

Increase (decrease) over prior year results	(12%)		(2%)	7%		22%

Per share data:
Net income per common share, basic	$0.44	$0.05	$0.49	$1.65	$0.24	$1.89

Weighted-average shares outstanding, basic	25,843		25,843	25,773		25,773

Net income per common share, assuming dilution	$0.43	$0.05	$0.48	$1.63	$0.23	$1.86

Weighted-average shares outstanding, assuming dilution	26,258		26,258	26,213		26,213

To provide the reader more comparable information regarding the Company’s annual and quarterly operating results, the above schedule shows the impact on earnings had the Company not incurred the additional external costs related to the Special Committee in the annual and quarterly period indicated. These amounts consist primarily of legal and accounting costs of third party providers. For internal operating measurements, these costs are charged to the Company’s corporate overhead and are not allocated to product lines.